Exhibit 99.1

N E W S   R E L E A S E

CONTACT:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. ANNOUNCES NEW STRATEGIC PLAN

Vision is to be the Leading Global Retailer of Athletically Inspired Shoes and Apparel
Company Establishes Long-Term Financial Objectives

NEW YORK, NY, March 9, 2010 – At an analyst meeting held today, Ken C. Hicks, Chairman and Chief Executive Officer of Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced a new strategic plan, including a series of operating initiatives to grow its business, and long-term financial objectives.

Mr. Hicks, who joined Foot Locker, Inc. in August 2009, said “Foot Locker, Inc. is a recognized leader in specialty athletic retailing, with a portfolio of well-known brands and banners. The Company has a strong financial position and many high potential opportunities to increase its sales and profits, both in United States and international markets,” stated Mr. Hicks. “Our senior management team undertook a process over the past several months to thoroughly understand our position in the marketplace today and to develop strategic priorities for the future. In doing this, we established a clear strategic vision: to be the leading global retailer of athletically inspired shoes and apparel.”

Under the plan announced today, the Company will focus its efforts in the near term on achieving a higher level of sales and profits from its existing businesses. Over the longer term, Foot Locker, Inc. will pursue strategies to further its profitable growth by strengthening and expanding its brands and assortments to a more-diverse customer base, growing its business internationally, and by pursuing new business opportunities, including potential acquisitions, which are consistent with its strategic vision.

Specifically, the Company’s new strategic priorities are as follows:

  Be the Power Merchandiser of athletic shoes and apparel with Clearly Defined Brand Banners

  Develop a compelling Apparel assortment

  Make our stores and internet sites Exciting Places to shop and buy

  Aggressively pursue Growth Opportunities

  Increase the Productivity of all of our assets

  Build on our Industry Leading Retail Team

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

The Company’s strategic priorities were developed with an aim to maximize shareholder value. To measure, monitor and be held accountable for its progress toward that end, Foot Locker, Inc. established the following set of financial objectives that it will look to achieve over the next five years.

  Sales of $6.0 billion

  Sales per gross square foot of $400

  EBIT margin of 8 percent

  Net Income margin of 5 percent

  Return on Invested Capital of 10 percent

  Inventory Turnover of 3.0 times

Mr. Hicks concluded, “The achievement of these financial objectives will require us to reach beyond what the Company achieved during its most productive years of the past decade. We believe that they are realistic and attainable, but will require our team to “stretch” to achieve them.”

The meeting was webcast live this morning. A webcast replay will be available until 5:00pm ET on Wednesday, March 31, 2010 from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,500 stores in 21 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker, Footaction and Champs Sports stores, as well as its direct-to-customers channel Footlocker.com/Eastbay/CCS, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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